Exhibit 10.1

BACKSTOP COMMITMENT AGREEMENT

AMONG

TUESDAY MORNING CORPORATION

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of November 16, 2020

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ii

EXHIBITS

Exhibit A	Form of Rights Offering Procedures
Exhibit B	Form of Transfer Notice

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BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of November 16, 2020, is made by and between Tuesday Morning Corporation, a Delaware corporation (as the debtor in possession and a reorganized debtor, as applicable, the “Company”), on behalf of itself and each of the other Debtors (as defined below), on the one hand, and each Commitment Party (as defined below), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meanings given to them in the Plan.

RECITALS

WHEREAS, the Company and certain of its subsidiaries (collectively, the “Debtors”) filed on May 27, 2020, voluntary cases under title 11 of the United States Code, 11 U.S.C. §§ 101–1532 (as now in effect or hereinafter amended, and the rules and regulations promulgated hereunder, the “Bankruptcy Code”), in the United States Bankruptcy Court for the Northern District of Texas (together with any court with jurisdiction over such cases, the “Bankruptcy Court”), which cases are being jointly administered under the case number 20-31476 (HDH) (the “Chapter 11 Cases”).

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will conduct rights offerings that will consist of (a) the Eligible Offeree Rights Offering pursuant to which Eligible Offerees will receive rights to acquire shares of the Eligible Offeree Rights Offering Common Stock for an aggregate purchase price of $24,000,000 and (b) the Section 4(a)(2) Rights Offering pursuant to which the Commitment Parties will receive rights to acquire shares of the Section 4(a)(2) Rights Offering Common Stock for an aggregate purchase price of $16,000,000.

WHEREAS, subject to the terms and conditions contained in this Agreement and in accordance with the Backstop Commitment Letter, dated as of November 3, 2020, by and between the Company and the Initial Commitment Party (as defined below), including the terms and conditions set forth in the Backstop Term Sheet attached to the Backstop Commitment Letter (the “Backstop Term Sheet” and collectively, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Backstop Commitment Letter”), the Initial Commitment Party has agreed directly or indirectly to (i) fully exercise its minimum allocation of subscription rights pursuant to the Section 4(a)(2) Rights Offering, and duly purchase all Rights Offering Common Stock pursuant to such exercise at the Offering Price and (ii) purchase any Unsubscribed Eligible Offeree Rights Offering Common Stock at the Offering Price that are offered and not otherwise purchased as part of the Eligible Offeree Rights Offering.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each other Debtor) and each of the Commitment Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Plan, as applicable:

“Additional Commitment Party” means a Person that executed a joinder agreement to the Backstop Commitment Letter in accordance with the terms thereof or becomes a Commitment Party pursuant to Section 2.6(c) of this Agreement.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include the meaning of “affiliate” set forth in section 101(2) of the Bankruptcy Code. “Affiliated” has a correlative meaning.

“Affiliated Fund” means any investment fund the primary investment advisor to which is a Commitment Party or an Affiliate thereof.

“Aggregate Commitment Percentage” has the meaning set forth in Section 2.6(c).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), or restructuring of any of the Debtors, other than the Restructuring Transactions.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, whether domestic or foreign, having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law, whether domestic or foreign, governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.6.

“Backstop Commitment” has the meaning set forth in Section 2.2.

“Backstop Commitment Letter” has the meaning set forth in the Recitals.

“Backstop Commitment Percentage” means, if there is more than one Commitment Party, with respect to any Commitment Party, such Commitment Party’s percentage of the Backstop Commitment as set forth opposite such Commitment Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 1 to this Agreement, which Schedule 1 will be added to this Agreement if there is more than one Commitment Party. Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination. If there is only one Commitment Party, the term “Backstop Commitment Percentage” shall mean 100%.

“Backstop Term Sheet” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the BCA Approval Order.

“BCA Approval Motion” means the Debtors’ motion, in form and substance reasonably satisfactory to the Initial Commitment Party and the Company, for an order, among other things, (a) approving the Backstop Agreement; (b) approving the Rights Offering Procedures for the distribution thereof; and (c) approving the solicitation documents and instructions related to the Rights Offering, including the Offering Form and Master Subscription Form.

“BCA Approval Order” means an Order of the Bankruptcy Court that is not stayed under Bankruptcy Rule 6004(h) or otherwise (a) authorizing the Company (on behalf of itself and the other Debtors) to execute and deliver this Agreement, including all exhibits and other attachments hereto, pursuant to section 365 of the Bankruptcy Code and (b) providing that the Expense Reimbursement and the indemnification provisions contained herein shall constitute allowed administrative expenses of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code and shall be payable by the Debtors as provided in this Agreement without further Order of the Bankruptcy Court; (c) approving the Rights Offering Procedures for the distribution thereof; and (d) approving the solicitation documents and instructions related to the Rights Offering, including the Offering Form and Master Subscription Form.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Bylaws” means the bylaws of the Company that shall become effective as of Effective Date, and which shall be in form and substance reasonably satisfactory to the Initial Commitment Party and the Company.

“Certificate of Incorporation” means the certificate of incorporation of the Company as amended on the Effective Date, which shall be in form and substance reasonably satisfactory to the Initial Commitment Party and the Company.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” means an Initial Commitment Party and, to the extent of any transfer in accordance with the terms of this Agreement, any Additional Commitment Party.

“Commitment Party Default” means the failure by a Commitment Party to (i) fully exercise its minimum allocation of subscription rights pursuant to the Section 4(a)(2) Rights Offering, and duly purchase all Rights Offering Common Stock pursuant to such exercise at the Offering Price and (ii) purchase the Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Eligible Offeree Rights Offering Common Stock at the Offering Price that are offered and not otherwise purchased as part of the Eligible Offeree Rights Offering.

“Commitment Fee Common Stock” has the meaning set forth in Section 3.1.

“Common Stock” means the shares of common stock, $0.01 par value per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by any of the Debtors or any ERISA Affiliate, or with respect to which any such entity has any actual or contingent liability or obligation or (ii) in respect of which any of the Debtors or any ERISA Affiliate is (or, if such plan were terminated, could under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC on or after July 1, 2018 by the Company.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise.

“Debtors” means the Company; TMI Holdings, Inc.; Tuesday Morning, Inc.; Friday Morning, LLC; Days of the Week, Inc.; Nights of the Week, Inc.; and Tuesday Morning Partners, Ltd.

“Director Agreement” has the meaning set forth in Section 6.7(b).

“Disclosure Statement” means the Disclosure Statement in Support of the Second Amended Joint Plan of Reorganization of Tuesday Morning Corporation, et al., pursuant to Chapter 11 of the Bankruptcy Code, filed on November 15, 2020 (as may be amended, supplemented, or modified from time to time in accordance with its terms), including all exhibits, supplements, appendices, and schedules thereto.

“Disclosure Statement Order” means a Final Order of the Bankruptcy Court (a) approving the Disclosure Statement; (b) fixing a Voting Record Date; (c) approving cure procedures; (d) establishing voting and solicitation procedures, and (e) establishing certain notice and objection procedures with respect to confirmation of the Debtors’ Plan.

“Effective Date” means the date upon which (a) no stay of the Confirmation Order is in effect, (b) all conditions precedent to the effectiveness of the Plan (or each respective Plan, if separate) have been satisfied or are expressly waived in accordance with the terms thereof, as the case may be, and (c) on which the transactions to occur on the Effective Date pursuant to the Plan become effective or are consummated.

“Eligible Offeree” means the holder of an outstanding share of the Existing Common Stock as of the Rights Offering Record Date.

“Eligible Offeree Rights Offering” means the offering to Eligible Offerees of rights to subscribe for and purchase their portion of an aggregate amount of $24,000,000 of Common Stock, which is backstopped by the Commitment Party and substantially on the terms reflected in this Agreement and in accordance with the Rights Offering Procedures.

“Eligible Offeree Rights Offering Common Stock” means the Common Stock distributed pursuant to and in accordance with the Rights Offering Procedures in the Eligible Offeree Rights Offering.

“Eligible Offeree Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms must be duly delivered to the Rights Offering Subscription Agent by the Eligible Offerees in accordance with the Rights Offering Procedures, together with the applicable aggregate Offering Price.

“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders in council, Orders, decrees, treaties, directives, judgments or legally binding agreements promulgated or entered into by or with any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Debtors, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by any of the Debtors or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan, including the imposition of any Lien in favor of the PBGC or any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by any of the Debtors or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Company Plan or to appoint a trustee to administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by any of the Debtors or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by any of the Debtors or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any of the Debtors or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Company Plan; (j) the adoption of an amendment to a Company Plan requiring the provision of security to such Company Plan pursuant to Section 307 of ERISA; (k) the assertion of a material claim (other than routine claims for benefits) against any Company Plan or the assets thereof, or against any of the Debtors or any of the ERISA Affiliates in connection with any Company Plan; or (l) receipt from the IRS of notice of the failure of any Company Plan (or any other employee benefit plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Company Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Common Stock” means the existing and outstanding shares of the Company and any unexpired options, units or other rights to acquire shares of the Company on the Rights Offering Record Date.

“Exit Facility” means a senior secured revolving asset-based lending facility in the amount of $110,000,000 on the terms set forth in Appendix B to the Plan.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.

“Financial Reports” has the meaning set forth in Section 6.5(a).

“Funding Notice” has the meaning set forth in Section 2.4(a).

“Funding Notice Date” has the meaning set forth in Section 2.4(a).

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning of “governmental unit” set forth in section 101(27) of the Bankruptcy Code.

“GUC Notes” means the notes to be issued to the general unsecured creditors of the Debtors in accordance with the terms of the Plan.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law other than naturally occurring radioactive material (“NORM”) on or inside of equipment wells or oil and gas property to the extent each of the foregoing is in service.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended from time to time.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Initial Commitment Party” means Osmium Partners, LLC.

“Intellectual Property Rights” has the meaning set forth in Section 4.12.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” has the meaning set forth in Section 2.6(c).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, chief financial officer, chief operating officer and general counsel of the Company. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” has the meaning set forth in Section 4.10.

“Legend” has the meaning set forth in Section 6.11.

“Letter Agreement” means an agreement executed by the Parties acknowledging their agreement to the definitive forms of the documents contemplated hereby, including the Reorganized Company Organizational Documents, the Director Agreement, the Registration Rights Agreement and the MIP.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any Event, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Debtors, taken as a whole, or (b) the ability of the Debtors, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offerings, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Debtors operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (including any act or omission of the Debtors expressly required or prohibited, as applicable, by this Agreement); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Debtors (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of any of the Debtors not in contravention of the terms and conditions of this Agreement (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Chapter 11 Cases; (vii) declarations of national emergencies in the United States or natural disasters in the United States; (viii) any matters expressly disclosed in the Disclosure Statement as delivered on the date hereof; or (ix) the occurrence of a Commitment Party Default; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Debtors, taken as a whole, as compared to other companies in the industries in which the Debtors operate.

“Material Contracts” means (a) all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which any of the Debtors is a party, and (b) any Contracts to which any of the Debtors is a party that is likely to reasonably involve consideration of more than $5,000,000, in the aggregate, over a twelve-month period, has a term of greater than one year and is not cancelable without material penalty on not more than thirty (30) days’ notice.

“MIP” has the meaning set forth in the Plan.

“Money Laundering Laws” has the meaning set forth in Section 4.23.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any of the Debtors or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any actual or contingent liability or obligation.

“Offering Price” means $1.10 per share of Common Stock.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Party” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Liens” means (a) Liens for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of oil and gas properties provided with respect to any Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that are not more than sixty (60) days delinquent and that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, or, if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; (e) Liens granted under any Contracts (including joint operating agreements, oil and gas leases, farmout agreements, joint development agreements, transportation agreements, marketing agreements, seismic licenses and other similar operational oil and gas agreements), in each case, to the extent the same are ordinary and customary in the oil and gas business and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Debtors’ business and which are for claims not more than sixty (60) days delinquent or, if such claim does materially impair such ownership, use, occupancy or operation and are for obligations that are more than sixty (60) days delinquent, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) from and after the occurrence of the Effective Date, Liens granted in connection with the Exit Facility and pursuant to the transactions contemplated by the Purchase and Sale Agreement; (g) mortgages on a lessor’s interest in a lease or sublease; provided that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); and (h) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.

“Plan” means the Second Amended Joint Plan of Reorganization of Tuesday Morning Corporation, et al., pursuant to Chapter 11 of the Bankruptcy Code, filed on November 15, 2020 (as may be amended, supplemented, or modified from time to time in accordance with its terms), including all exhibits, supplements, appendices, and schedules thereto.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan (as amended, supplemented, or modified from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules), including without limitation disclosure required under section 1129(a)(5) of the Bankruptcy Code, to be filed by the Debtors no later than 14 days before the Confirmation Hearing, and additional documents or amendments to previously filed documents, filed before the Effective Date as amendments to the Plan Supplement, including the following, as applicable: (a) the Exit Facility Documents; (b) the Reorganized Company Organizational Documents and the Director Agreement; (c) a list of retained Causes of Action; (d) the Registration Rights Agreement; (e) the Schedule of Assumed Executory Contracts and Unexpired Leases (as defined in the Plan); (f) the Schedule of Rejected Executory Contracts and Unexpired Leases (as defined in the Plan); (g) the Agreement; (h) the MIP; and (i) any and all other documentation necessary to effectuate the Restructuring Transactions or that is contemplated by the Plan. The Debtors shall have the right to amend the documents contained in, and exhibits to, the Plan Supplement through the Effective Date.

“Pre-Closing Period” has the meaning set forth in Section 6.3.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of October 30, 2020, among certain of the Debtors and Rialto Real Estate Fund IV – Property, LP.

“Purchase Price” has the meaning set forth in Section 2.4(b).

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any of the Debtors, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.7(a).

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.6(a).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating. “Released” has a correlative meaning.

“Reorganized Company Organizational Documents” means, collectively, the Bylaws and the Certificate of Incorporation.

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Restructuring Transactions” means, collectively, the transactions contemplated by the Plan.

“Rights” means the right to subscribe for and purchase Common Stock pursuant to a Rights Offering and in accordance with the Rights Offering Procedures.

“Rights Offerings” means the Eligible Offeree Rights Offering and Section 4(a)(2) Rights Offering.

“Rights Offering Common Stock” means all of the Eligible Offeree Rights Offering Common Stock and the Section 4(a)(2) Rights Offering Common Stock.

“Rights Offering Procedures” means the procedures with respect to the Rights Offerings that are approved by the Bankruptcy Court pursuant to the BCA Approval Order, which procedures shall be in form and substance substantially as set forth on Exhibit A hereto, as may be modified in a manner that is reasonably acceptable to the Commitment Parties and the Company.

“Rights Offering Record Date” means the date established in accordance with the Plan as the record date for determining the holders of the Existing Common Stock entitled to receive the Rights in the Eligible Offeree Rights Offering.

“Rights Offering Subscription Agent” means Epiq or another subscription agent appointed by the Company and satisfactory to the Initial Commitment Party.

“Sale Lease Back” means the sale by the applicable Debtors of the office headquarters and warehouse facilities located in Dallas, Texas and the leaseback of such facilities by the applicable Debtors.

“SEC” means the U.S. Securities and Exchange Commission.

“Section 4(a)(2) Rights Offering” means the offering to the Commitment Parties of rights to subscribe for and purchase $16,000,000 of Common Stock substantially on the terms reflected in this Agreement and in accordance with the Rights Offering Procedures.

“Section 4(a)(2) Rights Offering Common Stock” means the Common Stock distributed pursuant to and in accordance with the Rights Offering Procedures in the Section 4(a)(2) Rights Offering.

“Securities” means the Rights, the Rights Offering Common Stock, the Commitment Fee Common Stock, the Warrants and the Warrant Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group. For the avoidance of doubt, such term shall exclude any tax, penalties or interest thereon that result or have resulted from the non-payment of royalties.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a security). “Transfer” used as a noun has a correlative meaning.

“Ultimate Purchaser” has the meaning set forth in Section 2.6(b).

“Unfunded Pension Liability” means the excess of a Company Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Company Plan’s assets, determined in accordance with the assumptions used for funding the Company Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unlegended Shares” has the meaning set forth in Section 6.9.

“Unsubscribed Eligible Offeree Rights Offering Common Stock” means the shares of Eligible Offeree Rights Offering Common Stock that have not been duly purchased in the Eligible Offeree Rights Offering by Eligible Offerees in accordance with the Rights Offering Procedures and the Plan.

“Warrants” has the meaning set forth in Section 3.3.

“Warrant Common Stock” means the Common Stock issuable upon exercise of the Warrants.

“willful or intentional breach” has the meaning set forth in Section 9.4(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 of ERISA.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a) references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b) references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c) words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d) the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e) the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f) “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g) references to “day” or “days” are to calendar days;

(h) references to “the date hereof” means the date of this Agreement;

(i) unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j) references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offerings; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the BCA Approval Order, the Company shall conduct the Rights Offerings pursuant to and in accordance with the Rights Offering Procedures and the BCA Approval Order. If reasonably requested by Commitment Parties, from time to time prior to the Eligible Offeree Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, within 48 hours of receipt of such request by the Company, the Commitment Parties of the aggregate number of Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Eligible Offeree Rights Offering as of the most recent practicable time before such request. Except as described in the Plan, the Eligible Offeree Rights Offering will be conducted in reliance upon the exemption from registration under the Securities Act provided in Section 1145 of the Bankruptcy Code, and all Eligible Offeree Rights Offering Common Stock (other than the Unsubscribed Eligible Offeree Rights Offering Common Stock purchased by the Commitment Parties pursuant to this Agreement) will be issued in reliance upon such exemption, and the Disclosure Statement shall include a statement to such effect. The offer and sale of the Unsubscribed Eligible Offeree Rights Offering Common Stock purchased by the Commitment Parties pursuant to this Agreement will be made in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, and the Disclosure Statement shall include a statement to such effect. The Section 4(a)(2) Rights Offering will be conducted in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act or another available exemption from registration under the Securities Act, and all Section 4(a)(2) Rights Offering Common Stock will be issued in reliance upon such exemption or another available exemption, and the Disclosure Statement shall include a statement to such effect.

Section 2.2 The Commitment. On and subject to the terms and conditions hereof, including entry of the BCA Approval Order, each Commitment Party agrees directly or indirectly to (i) fully exercise its minimum allocation of subscription rights pursuant to the Section 4(a)(2) Rights Offering, and duly purchase all Rights Offering Common Stock pursuant to such exercise at the Offering Price (the “Subscription Rights Commitment”) in accordance with the Rights Offering Procedures and the Plan and (ii) purchase its Backstop Commitment Percentage of any Unsubscribed Eligible Offeree Rights Offering Common Stock at the Offering Price (the “Backstop Commitment”) that are offered and not otherwise purchased as part of the Eligible Offeree Rights Offering in accordance with the Rights Offering Procedures and the Plan. The Subscription Rights Commitment together with the Backstop Commitment of the Commitment Parties are referred to herein as the “Commitment” of the Commitment Parties.

Section 2.3 Commitment Party Default.

(a) If a Commitment Party Default occurs, the defaulting Commitment Party shall not be entitled to receive the portion of the Commitment Fee Common Stock or Warrants payable to such Commitment Party as provided for herein.

(b) For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4 but subject to Section 10.10, no provision of this Agreement shall relieve a Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Commitment Party Default.

Section 2.4 Escrow Account Funding.

(a) Funding Notice. No later than the third Business Day following the Eligible Offeree Rights Offering Expiration Time, the Rights Offering Subscription Agent shall, on behalf of the Company, deliver to each Commitment Party a written notice (the “Funding Notice,” and the date of such delivery, the “Funding Notice Date”) setting forth (i) the number of shares of the Eligible Offeree Rights Offering Common Stock elected to be purchased by the Eligible Offerees; (ii) the number of shares of Unsubscribed Eligible Offeree Rights Offering Common Stock, if any, and the aggregate purchase price therefor; and (iii) subject to the last sentence of Section 2.4(b), the escrow account designated in escrow agreements to which such Commitment Party shall deliver and pay the aggregate purchase price for such Commitment Party’s Unsubscribed Eligible Rights Offering Common Stock, if any, and the Section 4(a)(2) Rights Offering Common Stock (the “Escrow Account”). The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as each Commitment Party may reasonably request.

(b) Escrow Account Funding. On the date provided in the escrow agreements (the “Escrow Account Funding Date”), each Commitment Party shall deliver and pay an amount equal to the sum of (i) (A) the number of shares of Unsubscribed Eligible Offeree Rights Offering Common Stock multiplied by the Backstop Commitment Percentage of such Commitment Party, multiplied by (B) the Offering Price in satisfaction of such Commitment Party’s Backstop Commitment, plus (ii) (A) $16,000,000 multiplied by (B) the Backstop Commitment Percentage of such Commitment Party, which represents the purchase price for the Section 4(a)(2) Rights Offering Common Stock in satisfaction of such Commitment Party’s Subscription Rights Commitment (together, the “Purchase Price”), by wire transfer of immediately available funds in U.S. dollars into the Escrow Account; provided, that in no event shall the Escrow Account Funding Date be less than three (3) Business Days after the Funding Notice Date. Notwithstanding the foregoing, all payments contemplated to be made by a Commitment Party to the Escrow Account pursuant to this Section 2.4 may instead be made, at the option of a Commitment Party, to a segregated bank account of the Rights Offering Subscription Agent designated by the Rights Offering Subscription Agent in the Funding Notice and shall be delivered and paid to such account on the Escrow Account Funding Date.

Section 2.5 Closing.

(a) Subject to Article VII, the closing of the Commitment (the “Closing”) shall take place at the offices of Haynes and Boone LLP, 2323 Victory Avenue, Suite 700, Dallas, Texas 75219, at 10:00 a.m., Eastern Time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b) At the Closing, the funds held in the Escrow Account (and any amounts paid to a Rights Offering Subscription Agent bank account pursuant to the last sentence of Section 2.4(b)) shall, as applicable, be released and utilized in accordance with the Plan.

(c) At the Closing, issuance of the applicable shares of Unsubscribed Eligible Offeree Rights Offering Common Stock and Section 4(a)(2) Rights Offering Common Stock will be made by the Company to each Commitment Party (or to its designee in accordance with Section 2.6(a)) against payment of the Purchase Price in satisfaction of such Commitment Party’s Commitment. Unless a Commitment Party requests delivery of a physical stock certificate, the entry of Unsubscribed Eligible Offeree Rights Offering Common Stock, if any, and Section 4(a)(2) Rights Offering Common Stock to be delivered pursuant to this Section 2.5(c) into the account of such Commitment Party pursuant to the Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such shares shall be deemed delivery of such shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Eligible Offeree Rights Offering Common Stock, if any, and Section 4(a)(2) Rights Offering Common Stock to be delivered pursuant to this Section 2.5(c) will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

Section 2.6 Designation and Assignment Rights.

(a) Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the shares of Common Stock that it is obligated to purchase hereunder be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of shares of Common Stock to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Section 5.6 through Section 5.9 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b) A Commitment Party shall not be entitled to Transfer all or any portion of its Commitment except as expressly provided in this Section 2.6(b) or Section 2.6(c). A Commitment Party shall have the right to Transfer all or any portion of the Commitment to (i) an Affiliated Fund of such Commitment Party or (ii) one or more special purpose vehicles that are wholly owned by one or more of such Commitment Party and its Affiliated Funds, created for the purpose of holding the Commitment, provided, that such Commitment Party either (A) shall have provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Commitment, in form and substance reasonably acceptable to the Company and (B) shall remain fully obligated to fund the Commitment; provided, further that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clauses (i) or (ii) of this Section 2.6(b), and in such manner as such Commitment Party’s Commitment is transferable pursuant to this Section 2.6(b) (each of the Persons referred to in clauses (i) and (ii), an “Ultimate Purchaser”). In each case of a Commitment Party’s Transfer of all or any portion of its Commitment pursuant to this Section 2.6(b), (1) the Ultimate Purchaser shall have provided a written agreement to the Company under which it (x) confirms the accuracy of the representations set forth in Article V hereof as applied to such Ultimate Purchaser, (y) agrees to purchase such portion of such Commitment Party’s Commitment and (z) agrees to be fully bound by, and subject to, this Agreement as an Additional Commitment Party hereto, and (2) such Commitment Party and the Ultimate Purchaser shall have duly executed and delivered to the Company (at the address set forth in Section 10.1) written notice of such Transfer; provided, however, that no such Transfer shall relieve such Commitment Party from any of its obligations under this Agreement. Other than as set forth in this Section 2.6(b) and Section 2.6(c), a Commitment Party shall not be permitted to Transfer all or any portion of its Commitment without the prior written consent of the Company, which shall not be unreasonably withheld, conditioned or delayed.

(c) In addition to Transfers pursuant to Section 2.6(b), a Commitment Party shall have the right to Transfer, directly or indirectly, all or any portion of its Commitment to any other Person; provided, that such transferee and such Commitment Party shall have duly executed and delivered to the Company written notice of such Transfer in substantially the form attached as Exhibit B hereto, and the Company shall have delivered countersigned copies of such notice to such transferee and the Commitment Parties (at the address set forth in Section 10.1) providing the Company’s written consent to such Transfer, and (i) with respect to any Transfer of the Commitment to a single transferee, the amount of such Commitment is no less than  10%, of the aggregate Commitment (the “Aggregate Commitment Percentage”) and (ii) with respect to any transferee, such transferee agrees, pursuant to an agreement in form and substance reasonably acceptable to the Company (a “Joinder Agreement”), to be bound by the obligations of such Commitment Party under this Agreement. Upon compliance with this Section 2.6(c), a Commitment Party shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations, and the transferee shall become an Additional Commitment Party and be fully bound as an Additional Commitment Party hereunder for all purposes of this Agreement. Any Transfer made in violation of this Section 2.6(c) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or the Commitment Parties, and shall not create any obligation or liability of any Debtor to the purported transferee.

(d) Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Section 2.6(a), Section 2.6(b) or Section 2.6(c), as applicable. After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of a Commitment Party (or any permitted transferee thereof) to Transfer any of the Common Stock or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws.

ARTICLE III

COMMITMENT FEE COMMON STOCK, WARRANTS AND EXPENSE REIMBURSEMENT

Section 3.1 Commitment Fee Payable by the Company. Subject to Section 3.2, in consideration for the Commitment and the other agreements of the Commitment Parties in this Agreement, the Company shall issue to the Commitment Parties an amount of Common Stock equal to $2,000,000 divided by the Offering Price (the “Commitment Fee Common Stock”), payable in accordance with Section 3.2, to the Commitment Parties or their respective designees. If there is more than one Commitment Party, the portion of the Commitment Fee Common Stock payable to a Commitment Party shall be based upon such Commitment Party’s Backstop Commitment Percentage.

The provisions for the issuance of the Commitment Fee Common Stock and Warrants and the payment of the Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.

Section 3.2 Issuance of Commitment Fee Common Stock. Except in the case of a Commitment Party Default or a termination pursuant to Section 9.3(b), the Commitment Fee Common Stock shall be fully earned, nonrefundable and non-avoidable upon entry of the BCA Approval Order, and shall be issued by the Company, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date or, if the Commitment Fee Common Stock becomes issuable pursuant to Section 9.4(b), within the time specified therein. For the avoidance of doubt, the Commitment Fee Common Stock will be issuable as provided herein, irrespective of the amount of Common Stock actually purchased.

Section 3.3 Warrants. On the Closing Date, except in the case of a Commitment Party Default, the Company shall issue to the Commitment Parties or their respective designees warrants to purchase 10,000,000 shares of Common Stock at a strike price equal to 150% of the Offering Price and with a term of five years from the Effective Date (the “Warrants”), pursuant to a warrant agreement in form and substance reasonably acceptable to the Initial Commitment Party and the Company. If there is more than one Commitment Party, the portion of the Warrants issuable to a Commitment Party shall be based upon such Commitment Party’s Backstop Commitment Percentage.

Section 3.4 Expense Reimbursement.

(a) In accordance with and subject to the BCA Approval Order, the Debtors agree to pay, in accordance with Section 3.4(b) below, all reasonably incurred and documented out-of-pocket fees and expenses of all of the attorneys, accountants, other professionals, advisors, and consultants incurred on behalf of the Initial Commitment Party up to $600,000 (such payment obligations, the “Expense Reimbursement”); provided that if the Initial Commitment Party prepares any pleadings pursuant to Section 6.5(a)(ii), the fees incurred in connection with preparing such pleadings shall not apply toward such $600,000 limit; provided further that the Initial Commitment Party shall not be entitled to the Expense Reimbursement in the case of a Commitment Party Default or a termination pursuant to Section 9.3(b). The Expense Reimbursement shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses against each of the Debtors’ estates under sections 503(b) and 507 of the Bankruptcy Code.

(b) The Expense Reimbursement accrued through the date on which the BCA Approval Order is entered shall be paid in accordance with the BCA Approval Order upon its entry by the Bankruptcy Court and as promptly as reasonably practicable after the date of the entry of the BCA Approval Order. The Expense Reimbursement shall thereafter be payable on a monthly basis by the Debtors in accordance with the BCA Approval Order; provided, that the Debtors shall not owe Expense Reimbursements from and after the Closing or termination of this Agreement pursuant to Article IX, and the final payment thereof (for periods preceding the Closing or termination, as applicable) shall be made contemporaneously with the Closing or as promptly as reasonably practicable after termination. The Initial Commitment Party shall promptly provide summary copies of all invoices (redacted as necessary to protect privileges) to the Debtors and to the United States Trustee. Unless otherwise ordered by the Bankruptcy Court, no recipient of any payment hereunder shall be required to file with respect thereto any interim or final fee application with the Bankruptcy Court.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the Company SEC Documents filed with the SEC on or after June 30, 2020 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system prior to the date hereof (excluding the exhibits, annexes and schedules thereto, any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Company, on behalf of itself and each of the other Debtors, jointly and severally, hereby represents and warrants to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification. Each of the Debtors (a) is a duly organized and validly existing corporation, limited liability company or limited partnership, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization, (b) has the corporate or other applicable power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (c) except where the failure to have such authority or qualification would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualifications.

Section 4.2 Corporate Power and Authority.

(a) The Company has the requisite corporate power and authority (i) (A) subject to entry of the BCA Approval Order and the Confirmation Order, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (B) subject to entry of the BCA Approval Order and the Confirmation Order, to perform each of its other obligations hereunder and (ii) subject to entry of the BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure Statement, the Exit Facility and such other agreements and any Plan supplements or documents referred to herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b) Subject to entry of the BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Notwithstanding the foregoing, the Company makes no express or implied representations or warranties, on behalf of itself or the other Debtors, with respect to actions (including in the foregoing) to be undertaken by the Company, which such actions shall be governed by the Plan.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the BCA Approval Order, this Agreement will have been, and subject to the entry of the BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof by the Initial Commitment Party, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity. Upon entry of the BCA Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Initial Commitment Party and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4 Authorized and Issued Equity Interests. Except as set forth in this Agreement or in the Company’s filings with the SEC, as of the Closing Date, none of the Debtors will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates any of the Debtors to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors or any security convertible or exercisable for or exchangeable into any units or shares of capital stock of, or other equity or voting interests in, any of the Debtors, (ii) obligates any of the Debtors to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any units or shares of capital stock of, or other equity interests in, any of the Debtors or (iv) relates to the voting of any units or other equity interests in any of the Debtors.

Section 4.5 No Conflict. Assuming the consents described in clauses (a) through (g) of Section 4.6 are obtained, the execution and delivery by the Company and, if applicable, any other Debtor, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, any other Debtor, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which any Debtor will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of any Debtor will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of any of the Debtors’ organizational documents (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to any Debtor or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.6 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over any of the Debtors or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, the other Debtors, of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, the other Debtors, with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the BCA Approval Order authorizing the Company to assume this Agreement and perform the BCA Approval Obligations, (b) entry of the Disclosure Statement Order, (c) entry by the Bankruptcy Court, or any other court of competent jurisdiction, of Orders as may be necessary in the Chapter 11 Cases from time-to-time; (d) the entry of the Confirmation Order, (e) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (f) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the issuance of the Securities, and (g) any Applicable Consents that, if not made or obtained, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Company SEC Documents and Disclosure Statement. Since June 30, 2020, the Company has filed all required Company SEC Documents with the SEC. No Company SEC Document that has been filed prior to the date this representation has been made, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date this representation is made, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will contain “adequate information,” as such term in defined in section 1125 of the Bankruptcy Code, and will otherwise comply in all material respects with section 1125 of the Bankruptcy Code.

Section 4.8 Absence of Certain Changes. Since September 30, 2020 to the date of this Agreement, no Event has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.9 No Violation; Compliance with Laws. (i) The Company is not in violation of its certificate of incorporation or by-laws, and (ii) no other Debtor is in violation of its respective certificate of incorporation or by-laws, certificate of formation or limited liability company operating agreement or similar organizational document in any material respect. None of the Debtors is or has been at any time since July 1, 2018 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.10 Legal Proceedings. Other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which any of the Debtors is a party or to which any property of any of the Debtors is the subject, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.11 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against any of the Debtors; (b) the hours worked and payments made to employees of any of the Debtors have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from any of the Debtors or for which any claim may be made against any of the Debtors on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of any of the Debtors to the extent required by GAAP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which any of the Debtors (or any predecessor) is a party or by which any of the Debtors (or any predecessor) is bound.

Section 4.12 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (a) each of the Debtors owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (b) to the Knowledge of the Company, none of the Debtors nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by such Person, is interfering with, infringing upon, misappropriating or otherwise violating any valid Intellectual Property Rights of any Person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the Knowledge of the Company, threatened.

Section 4.13 Title to Real and Personal Property.

(a) Real Property. Each of the Debtors has good and defensible title to its respective Real Properties, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes, and except where the failure (or failures) to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; provided, however, the enforceability of such leased Real Properties may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditor’s rights generally or general principles of equity, including the Chapter 11 Cases. To the Knowledge of the Company, all such properties and assets are free and clear of Liens, except for Permitted Liens and except for such Liens as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Leased Real Property. As of the Effective Date, each of the Debtors shall be in compliance with all obligations under all leases to which it is a party that have not been rejected in the Chapter 11 Cases, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and none of the Debtors has received written notice of any good faith claim asserting that such leases are not in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Each of the Debtors enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to materially interfere with its ability to conduct its business as currently conducted or have, individually or in the aggregate, a Material Adverse Effect.

(c) Personal Property. Each of the Debtors owns or possesses the right to use all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which any of the Debtors has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Debtors, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among any of the Debtors, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described, except for the transactions contemplated by this Agreement. Any Contract existing as of the date hereof between or among any of the Debtors, on the one hand, and any director, officer or greater than five percent (5%) stockholder of any of the Debtors, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended June 30, 2020 that the Company filed on September 14, 2020, or any other Company SEC Document filed between September 14, 2020 and the date hereof.

Section 4.15 Licenses and Permits. The Debtors possess all licenses, certificates, permits and other authorizations issued by, have made all declarations and filings with and have maintained all financial assurances required by, the appropriate Governmental Entities that are necessary for the ownership or lease of their respective properties and the conduct of the business, except where the failure to possess, make or give the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. None of the Debtors (i) has received notice of any revocation or modification of any such license, certificate, permit or authorization or (ii) has any reason to believe that any such license, certificate, permit or authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.16 Environmental. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, claim, demand, request for information, Order, complaint or penalty has been received by any of the Debtors, and there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to any of the Debtors, (b) each Debtor has received (including timely application for renewal of the same), and maintained in full force and effect, all environmental permits, licenses and other approvals, and has maintained all financial assurances, in each case to the extent necessary for its operations to comply with all applicable Environmental Laws and is, and since July 1, 2018, has been, in compliance with the terms of such permits, licenses and other approvals and with all applicable Environmental Laws, (c) to the Knowledge of the Company, no Hazardous Material is located at, on or under any property currently or formerly owned, operated or leased by any of the Debtors that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws, (d) no Hazardous Material has been Released, generated, owned, treated, stored or handled by any of the Debtors, and no Hazardous Material has been transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of any of the Debtors under any Environmental Laws, and (e) there are no agreements in which any of the Debtors has expressly assumed responsibility for any known obligation of any other Person arising under or relating to Environmental Laws that remains unresolved, which has not been made available to the Commitment Parties prior to the date hereof. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.16 constitute the sole and exclusive representations and warranties in this Agreement with respect to any environmental, health or safety matters, including any arising under or relating to Environmental Laws or Hazardous Materials.

Section 4.17 Tax Returns.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each of the Debtors has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Debtors (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Debtors only, except to the extent the non-payment thereof is permitted by the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would reasonably be expected to be material to the Debtors taken as a whole; and

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, as of the date hereof, with respect to the Debtors, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments that would be material to the Debtors taken as a whole, (i) no claims have been asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

Section 4.18 Employee Benefit Plans.

(a) Except for the filing and pendency of the Chapter 11 Cases or otherwise as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan and each Multiemployer Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no Company Plan has any Unfunded Pension Liability in excess of $2,000,000 with respect to any single Company Plan and in excess of $3,000,000 with respect to all Company Plans in the aggregate; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Debtors has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject any of the Debtors to Tax; (vi) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by any of the Debtors provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); and (vii) none of the Debtors or any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, none of the Debtors has established, sponsored or maintained, or has any liability with respect to, any employee pension benefit plan or other employee benefit plan, program, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(d) Within the last six years, no Company Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect nor has any Company Plan with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA).

(e) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all compensation and benefit arrangements of the Debtors comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, and none of the Debtors, has any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(f) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all liabilities (including all employer contributions and payments required to have been made by any of the Debtors) under or with respect to any compensation or benefit arrangement of any of the Debtors have been properly accounted for in the Company’s financial statements in accordance with GAAP.

(g) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) each of the Debtors has complied and is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of each of the Debtors are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Debtors have not and are not engaged in any unfair labor practice.

Section 4.19 Internal Control Over Financial Reporting. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the Company has established and maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) that complies with the requirements of the Exchange Act and has been designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and to the Knowledge of the Company, there are no material weaknesses in the Company’s internal control over financial reporting as of the date hereof except for the material weakness described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020.

Section 4.20 Disclosure Controls and Procedures. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except as described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2020, the Company maintains disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) designed to ensure that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including that information required to be disclosed by the Company in the reports that it files and submits under the Exchange Act is accumulated and communicated to management of the Company as appropriate to allow timely decisions regarding required disclosure.

Section 4.21 Material Contracts. Other than as a result of a rejection motion filed by any of the Debtors in the Chapter 11 Cases, all Material Contracts are valid, binding and enforceable by and against the Debtor party thereto and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and no written notice to terminate, in whole or part, any Material Contract has been delivered to any of the Debtors (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases, none of the Debtors nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.22 No Unlawful Payments. Since July 1, 2018, none of the Debtors nor, to the Knowledge of the Company, any of their respective directors, officers or employees has in any material respect: (a) used any funds of any of the Debtors for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

Section 4.23 Compliance with Money Laundering Laws. The operations of the Debtors are and, since July 1, 2018 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the U.S. Currency and Foreign Transactions Reporting Act of 1970, the money laundering statutes of all jurisdictions in which the Debtors operate (and the rules and regulations promulgated thereunder) and any related or similar Laws (collectively, the “Money Laundering Laws”) and no material Legal Proceeding by or before any Governmental Entity or any arbitrator involving any of the Debtors with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.24 Compliance with Sanctions Laws. None of the Debtors nor, to the Knowledge of the Company, any of their respective directors, officers, employees or other Persons acting on their behalf with express authority to so act is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department. The Company will not directly or indirectly use the proceeds of the Rights Offerings, or lend, contribute or otherwise make available such proceeds to any other Debtor, joint venture partner or other Person, for the purpose of financing the activities of any Person that, to the Knowledge of the Company, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 4.25 No Broker’s Fees. None of the Debtors is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Party for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings or the sale of the Securities.

Section 4.26 Investment Company Act. None of the Debtors is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.27 Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) the Debtors have insured their properties and assets against such risks and in such amounts as are customary for companies engaged in similar businesses and have made available to the Commitment Party a schedule of such insurance policies in force; (ii) all premiums due and payable in respect of insurance policies maintained by the Debtors have been paid; (iii) the Company reasonably believes that the insurance maintained by or on behalf of the Debtors is adequate in all respects; and (iv) as of the date hereof, to the Knowledge of the Company, none of the Debtors has received notice from any insurer or agent of such insurer with respect to any insurance policies of the Debtors of cancellation or termination of such policies, other than such notices which are received in the ordinary course of business or for policies that have expired in accordance with their terms.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTY

Each Commitment Party, severally and not jointly, represents and warrants (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Organization. Such Commitment Party is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization.

Section 5.2 Organizational Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreement to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) upon entry of the BCA Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) will not result in any violation of the provisions of the constituent documents of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of the Rights Offering Common Stock and the acquisition of the other Securities) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6 No Registration. Such Commitment Party understands that (a) the Securities have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Commitment Party’s representations as expressed herein or otherwise made pursuant hereto, and (b) the Securities cannot be sold unless subsequently registered under the Securities Act or an exemption from registration is available.

Section 5.7 Purchasing Intent. Such Commitment Party is acquiring Securities for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Securities. Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party has independently evaluated the merits and risks of its decision to enter into this Agreement and disclaims reliance on any representations or warranties, either express or implied, by or on behalf of any of the Debtors.

Section 5.9 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against any of the Debtors for a brokerage commission, finder’s fee or like payment in connection with the Rights Offerings or the sale and of the Securities.

Section 5.10 Sufficient Funds. Such Commitment Party has sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to fully exercise all Rights that are issued to it pursuant to the Rights Offerings and fund such Commitment Party’s Backstop Commitment.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1 Orders Generally. The Company shall support and make commercially reasonable efforts, consistent with the Plan, to (a) obtain the entry of the BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order, and (b) cause the BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order to become Final Orders (and request that such Orders become effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), in each case, as soon as reasonably practicable, consistent with the Bankruptcy Code and the Bankruptcy Rules, following the filing of the respective motion seeking entry of such Orders. The Company shall provide to the Commitment Party and its counsel copies of the proposed motions seeking entry of the BCA Approval Order, the Disclosure Statement Order, and the Confirmation Order (together with the orders approving any of the foregoing), and a reasonable opportunity to review and comment on such motions and such Orders prior to such motions and such Orders being filed with the Bankruptcy Court. The BCA Approval Order and the Disclosure Statement Order shall be in form and substance reasonably acceptable to the Initial Commitment Party.

Section 6.2 Confirmation Order; Plan and Disclosure Statement. The Debtors shall use their commercially reasonable efforts to obtain entry of the Confirmation Order. The Company shall provide to the Initial Commitment Party and its counsel a copy of the proposed Plan and the Disclosure Statement and any proposed amendment, modification, supplement or change to the Plan or the Disclosure Statement, and a reasonable opportunity to review and comment on such documents. The Plan and Disclosure Statement shall be in form and substance reasonably acceptable to the Initial Commitment Party. The Company shall provide to the Commitment Party and its counsel a copy of the proposed Confirmation Order (together with copies of any briefs, pleadings and motions related thereto), and a reasonable opportunity to review and comment on such Order, briefs, pleadings and motions prior to such Order, briefs, pleadings and motions being filed with the Bankruptcy Court.

Section 6.3 Conduct of Business. Except as expressly set forth in this Agreement or the Plan, during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (a) the Company shall, and shall cause each of the other Debtors to, carry on its business in the ordinary course as approved by the Bankruptcy Court and use its commercially reasonable efforts to: (i) preserve intact its business, (ii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with any of the Debtors in connection with their business, and (iii) file Company SEC Documents within the time periods required under the Exchange Act, in each case in accordance with ordinary course practices, and (b) each of the Debtors shall not enter into any transaction that is material to the Debtors’ business other than (A) transactions in the ordinary course of business that are consistent with prior business practices of the Debtors as approved by the Bankruptcy Court, (B) other transactions after prior notice to the Commitment Party to implement tax planning which transactions are not reasonably expected to materially adversely affect the Commitment Party and (C) transactions expressly contemplated by the Transaction Agreements.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Debtors and shall require the prior written consent (not to be unreasonably withheld) of the Commitment Party unless the same would otherwise be permissible under the Plan or this Agreement (including the preceding clause (B) or (C)): (1) entry into, or any amendment, modification, termination, waiver, supplement, restatement or other change to, any Material Contract or any assumption of any Material Contract in connection with the Chapter 11 Cases (other than any Material Contracts that are otherwise addressed by clause (4) below), (2) entry into, or any amendment, modification, waiver, supplement or other change to, any employment agreement to which any of the Debtors is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases, (3) any (x) termination by any of the Debtors without cause or (y) reduction in title or responsibilities, in each case, of the individuals who are as of the date of this Agreement the Chief Executive Officer or the Chief Financial Officer of the Company and (4) the adoption or amendment of any management or employee incentive or equity plan by any of the Debtors. Following a request for consent of the Commitment Party under this Section 6.3 by or on behalf of the Debtors, if the consent of the Commitment Party is not obtained or declined within five (5) Business Days following the date such request is made in writing and delivered to the Commitment Party, such consent shall be deemed to have been granted by the Commitment Party. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Party, directly or indirectly, any right to control or direct the operations of the Debtors. Prior to the Closing Date, the Debtors shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Debtors.

Section 6.4 Access to Information; Confidentiality.

(a) Subject to applicable Law and Section 6.4(b), during the Pre-Closing Period, the Debtors shall furnish promptly to the Commitment Party all reasonable information concerning the Debtors’ business, properties and personnel as may reasonably be requested, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company, would cause any of the Debtors to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of any of the Debtors or (iii) to violate any applicable Laws or Orders. All requests for information made in accordance with this Section 6.4 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b) From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, the Commitment Party shall, and shall cause its Affiliates and Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by the Commitment Party, its Affiliates or its Representatives pursuant to Section 6.4(a), Section 6.5 or in connection with a request for approval pursuant to Section 6.3 (except that provision or disclosure may be made to any Affiliate or Representative of the Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.4(b) (and the Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.4(b), (B) becomes available to the Commitment Party or its Representatives on a non-confidential basis from a source other than any of the Debtors or any of their respective Representatives, (C) becomes available to the Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) the Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, the Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents.

Section 6.5 Commercially Reasonable Efforts.

(a) Without in any way limiting any other respective obligation of the Company or the Commitment Party in this Agreement, each Party shall use (and the Company shall cause the other Debtors to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i) timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii) defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan, the Registration Rights Agreement or any other Transaction Agreement, (B) the BCA Approval Order, the Disclosure Statement Order or the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii) working together in good faith to finalize the Reorganized Organizational Documents, the Director Agreement, the MIP, the Registration Rights Agreement and all other documents relating hereto or thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b) Subject to Laws or applicable rules relating to the exchange of information, the Commitment Party and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to the Commitment Party or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Party is not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c) Without limitation to Section 6.1 or Section 6.2, to the extent exigencies permit, the Company shall provide or cause to be provided to the Commitment Party a draft of all motions, applications, pleadings, schedules, Orders, reports or other material papers (including all material memoranda, exhibits, supporting affidavits and evidence and other supporting documentation) in the Chapter 11 Cases relating to or affecting the Transaction Agreements or the Registration Rights Agreement before such motions, applications, pleadings, schedules, Orders, reports or other material papers are filed with the Bankruptcy Court.

(d) Nothing contained in this Section 6.6(d) shall limit the ability of the Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Plan.

Section 6.7 Registration Rights Agreement; Director Agreement.

(a) The Plan will provide that from and after the Effective Date the Commitment Party shall be entitled to registration rights that are customary for a transaction of this nature, pursuant to a registration rights agreement to be entered into as of the Effective Date, which agreement shall be in form and substance reasonably acceptable to the Commitment Party and the Company (the “Registration Rights Agreement”). A form of the Registration Rights Agreement shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

(b) The Plan will provide that the Commitment Party shall be entitled to appoint a minimum of three directors to the Company’s Board of Directors, pursuant to a stockholder agreement to be entered into, which agreement shall be in form and substance reasonably acceptable to the Commitment Party and the Company (the “Director Agreement”).

Section 6.8 Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the offer and sale of the Securities to the Commitment Party pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and shall provide evidence of any such action so taken to the Commitment Party on or prior to the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Securities issued pursuant hereto required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.8.

Section 6.9 DTC Eligibility. Unless otherwise requested by the Commitment Party, the Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. “Unlegended Shares” means any Common Stock acquired by the Commitment Party and its respective Affiliates (including any Related Purchaser or Ultimate Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all shares issued to the Commitment Party and its respective Affiliates in connection with the Rights Offerings, that do not require, or are no longer subject to, the Legend.

Section 6.10 Use of Proceeds. The Company will utilize the proceeds from the Rights Offerings for the purposes identified in the Disclosure Statement and the Plan.

Section 6.11 Share Legend. Each certificate evidencing Securities issued pursuant hereto, and each certificate issued in exchange for or upon the Transfer of any such Securities, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such Securities are uncertificated, such Securities shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such Securities (or the share register or other appropriate Company records, in the case of uncertified Securities), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such Securities may be sold under Rule 144 of the Securities Act. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.12 Antitrust Approval.

(a) Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable (and with respect to any filings required pursuant to the HSR Act, no later than fifteen (15) Business Days following the date hereof) and (ii) promptly furnishing any documents or information reasonably requested by any Antitrust Authority.

(b) The Company and the Commitment Party agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and the Commitment Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any material communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with the Commitment Party or the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give the Commitment Party or the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish the Commitment Party and the Company, as applicable, with copies of all material correspondence and communications between the Commitment Party or the Company and the Antitrust Authority; and (iv) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Commitment Parties and the Company.

(c) The Company and the Commitment Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.12 may be made by the Company or the Commitment Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.12 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Party. The obligations of the Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order, and such Order shall be a Final Order.

(b)  Disclosure Statement Order. The Bankruptcy Court shall have entered the Disclosure Statement Order, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d) Plan. The Company and all of the other Debtors shall have substantially complied with the terms of the Plan (as amended or supplemented from time to time) that are to be performed by the Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(e) Rights Offerings. Each Rights Offering shall have been conducted in accordance with the BCA Approval Order and this Agreement.

(f) Effective Date. The Effective Date shall have occurred in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(g) Registration Rights Agreement. The Registration Rights Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Commitment Party, and shall be in full force and effect.

(h) Expense Reimbursement. The Debtors shall have paid all Expense Reimbursements accrued through the Closing Date pursuant to Section 3.3.

(i) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(j) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(k) Representations and Warranties.

(i) The representations and warranties of the Debtors contained in Section 4.8 shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii) The representations and warranties of the Debtors contained in Section 4.2, Section 4.3, Section 4.4 and Section 4.5(b) shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii) The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(l) Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(m) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any Event that constitutes, individually or in the aggregate, a Material Adverse Effect.

(n) Officer’s Certificate. The Commitment Party shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Section 7.1(k), (l), and (m) have been satisfied.

(o) Exit Facility. The Exit Facility shall have become effective and shall otherwise be in form and substance substantially on the terms set forth in Appendix B to the Plan.

(p)  Director Agreement. The Company shall have executed and delivered the Director Agreement.

(q)  Reorganized Company Organizational Documents. The Reorganized Company Organizational Documents shall have become effective and shall be reasonably acceptable to the Commitment Parties. The Reorganized Company Organizational Documents shall provide shall restrict the ability to acquire or dispose of shares the Company’s common stock if such transactions would cause a change of ownership within the meaning of Section 382 of the Internal Revenue Code of 1986, as amended.

(r)  GUC Notes. The terms of the GUC Notes shall be reasonably acceptable to the Commitment Parties.

(s)  Sale Lease Back. The Sale Lease Back shall have been completed on the terms set forth in the Purchase and Sale Agreement or on such other terms as shall be reasonably acceptable to the Commitment Parties.

(t) Letter Agreement. The Letter Agreement shall have been executed and delivered by the Company, shall otherwise have become effective with respect to the Company, and shall be in full force and effect.

Section 7.2 Waiver of Conditions to Obligations of the Commitment Party. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in by a written instrument executed by each Commitment Party in its sole discretion.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Commitment Parties is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a) BCA Approval Order. The Bankruptcy Court shall have entered the BCA Approval Order and such Order shall be a Final Order.

(b) Disclosure Statement Order. The Bankruptcy Court shall have entered the Plan Solicitation Order, and such Order shall be a Final Order.

(c) Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(d) Effective Date. The Effective Date shall have occurred in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(e) Governmental Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws or otherwise required by any Governmental Entity in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(f) No Legal Impediment to Issuance. No Law or Order shall have become effective or been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(g) Representations and Warranties.

(i) The representations and warranties of each Commitment Party contained in this Agreement that are qualified by “materiality” or “material adverse effect” or words of similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date).

(ii) The representations and warranties of each Commitment Party contained in this Agreement that are not qualified by “materiality” or “material adverse effect” or words of similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(h) Covenants. Each Commitment Party shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

(i) Exit Facility. The Exit Facility shall have become effective and shall otherwise be in form and substance substantially on the terms set forth in Appendix B to the Plan.

(j) Letter Agreement. The Letter Agreement shall have been executed and delivered by the Commitment Parties, shall otherwise have become effective with respect to the Commitment Parties, and shall be in full force and effect.

ARTICLE VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the BCA Approval Order, the Company and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless the Commitment Party and its Affiliates, equity holders, members, direct and indirect general and limited partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Party except to the extent otherwise provided for in this Agreement) arising out of a claim asserted by a third-party (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitment, the Rights Offerings, the issuance of the Commitment Fee Common Stock or the use of the proceeds of the Rights Offerings, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to the Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default or a material breach of the Commitment Party’s obligations under this Agreement, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Debtors shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Debtors.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Rights Offering Common Stock contemplated by this Agreement and the Plan bears to (b) the Commitment Fee Common Stock issued or proposed to be issued to the Commitment Party. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Offering Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Party would not have entered into this Agreement. The BCA Approval Order shall provide that the obligations of the Company under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

ARTICLE IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Commitment Parties.

Section 9.2 Automatic Termination. Notwithstanding anything to the contrary in this Agreement, unless and until there is an unstayed Order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, and except as otherwise provided in this Section 9.2, at which point this Agreement may be terminated by the Commitment Party upon written notice to the Company upon the occurrence of any of the following Events, this Agreement shall terminate automatically without any further action or notice by any Party at 5:00 p.m., Eastern Time on the fifth Business Day following the occurrence of any of the following Events; provided that the Commitment Party may waive such termination or extend any applicable dates in accordance with Section 10.7:

(a) the Closing Date has not occurred by 11:59 p.m., Eastern Time on February 15, 2021 if the Eligible Offeree Rights Offering is exempt under § 1145 or April 30, 2021 if the Eligible Offeree Rights Offering requires SEC registration (as may be extended pursuant to the following proviso, the “Outside Date”), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated; provided, that the Outside Date may be waived or extended with the prior written consent of the Commitment Parties;

(b) (i) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.1(k), Section 7.1(l), or Section 7.1(m) not to be satisfied, (ii) the Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, (iii) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.1(k), Section 7.1(l), or Section 7.1(m) is not capable of being satisfied; provided, that, this Agreement shall not terminate automatically pursuant to this Section 9.2(b) if the Commitment Parties are then in willful or intentional breach of this Agreement;

(c) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement, the other Transaction Agreements or the Registration Rights Agreement in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Commitment Parties;

(d) (i) the Bankruptcy Court approves or authorizes an Alternative Transaction; (ii) any of the Debtors enters into any Contract providing for the consummation of any Alternative Transaction; or (iii) any of the Debtors files a pleading seeking authority to enter into an Alternative Transaction;

(e) the Company or any other Debtor (i) materially and adversely (to the Commitment Parties) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is materially inconsistent with this Agreement without the consent (not to be unreasonably withheld, conditioned or delayed) of the Commitment Parties or (ii) publicly announces its intention to take any such action listed in sub-clause (f) of this subsection;

(f) the BCA Approval Order, Disclosure Statement Order or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Commitment Parties in a manner that prevents or prohibits the consummation of the transactions contemplated by this Agreement in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Commitment Parties; or

(g) any of the Orders approving the Exit Facility, the Backstop Commitment Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Commitment Parties (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Commitment Parties.

Section 9.3 Termination by the Company.

This Agreement may be terminated by the Company upon written notice to the Commitment Parties upon the occurrence of any of the following Events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event:

(a) any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or any Rights Offering or the transactions contemplated by this Agreement, the other Transaction Agreements or the Registration Rights Agreement in a way that cannot be remedied by the Debtors subject to the reasonable satisfaction of the Commitment Parties;

(b) (i) the Commitment Parties shall have breached any representation, warranty, covenant or other agreement in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(g) or Section 7.3(h) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to the Commitment Parties, (iii) such breach or inaccuracy is not cured by the Commitment Parties by the earlier of (x) the tenth (10th) Business Day after receipt of such notice and (y) two (2) Business Days prior to the Outside Date, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(g) or Section 7.3(h) is not capable of being satisfied; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in willful or intentional breach of this Agreement;

(c) the BCA Approval Order, Disclosure Statement Order, or Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior acquiescence or written consent (not to be unreasonably withheld, conditioned or delayed) of the Company in a manner that prevents or prohibits the consummation of the transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors;

(d) any of the Orders approving the Exit Facility, this Agreement, the Rights Offering Procedures, the Plan or the Disclosure Statement, or the Confirmation Order are reversed, stayed, dismissed, vacated or reconsidered or modified or amended without the acquiescence or consent (not to be unreasonably withheld, conditioned or delayed) of the Company (and such action has not been reversed or vacated within thirty (30) calendar days after its issuance) in a manner that prevents or prohibits the consummation of the transactions contemplated in this Agreement or any of the Definitive Documents in a way that cannot be remedied by the Commitment Parties subject to the reasonable satisfaction of the Debtors;

(e) solely if the Bankruptcy Court has not yet entered the Confirmation Order, the board of directors of the Company determines that continued performance under this Agreement (including taking any action or refraining from taking any action and including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of its fiduciary duties (as reasonably determined by such entity in good faith after consultation with outside legal counsel and based on the advice of such counsel); or

(f) the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.2(a) or Section 2.3(e)), unless prior thereto the Effective Date occurs and each Rights Offering has been consummated; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(f) if it is then in willful or intentional breach of this Agreement.

Section 9.4 Termination by the Commitment Party.

This Agreement may be terminated by the Commitment Party upon written notice to the Commitment Parties upon the occurrence of any of the following Events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such Event, if more than 30% of the Debtors’ stores remain closed in connection with COVID-19 for two weeks, measured on a rolling basis.

Section 9.5 Effect of Termination.

(a) Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) except in the case of a Commitment Party Default or a termination pursuant to Section 9.3(b), the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III and to satisfy their indemnification obligations pursuant to Article VIII and to issue the Commitment Fee Common Stock pursuant to Section 9.5(b) shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in Article VIII, this Section 9.5 and Article X shall survive the termination of this Agreemen5 in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.4 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching Party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b) If this Agreement is terminated for any reason other than by the Company under Section 9.3(b), the Debtors shall, promptly after the date of such termination, issue the Commitment Fee Common Stock to the Commitment Parties or their respective designees, in accordance with Section 3.2. To the extent that the Commitment Fee Common Stock has actually been issued by the Company to the Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for liability for gross negligence or willful or intentional breach of this Agreement pursuant to Section 9.5(a). Except as set forth in this Section 9.5(b), the Commitment Fee Common Stock shall not be issuable upon the termination of this Agreement. The Commitment Fee Common Stock shall, pursuant to the BCA Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a) If to the Company or any of the other Debtors:

Tuesday Morning Corporation
6250 LBJ Freeway
Dallas, Texas 75240
Tel:	(972) 387-3652
Fax:	(972) 934-7231
Attn:	Steven R. Becker and Bridgett Zeterberg
Email:	sbecker@tuesdaymorning.com; bzeterberg@tuesdaymorning.com

with copies (which shall not constitute notice) to:

Haynes and Boone LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Tel:	(214) 651-5000 ext. 5155
Fax:	(214) 214-6515940
Attn:	Ian T. Peck, Jarom J. Yates, and Jordan E. Chavez
Email:	ian.peck@haynesboone.com; Jarom.yates@haynesboone.com;
jordan.chavez@haynesboone.com

Troutman Pepper Hamilton Sanders LLP
600 Peachtree Street N.E., Suite 3000
Atlanta, Georgia 30308
Tel:	(404) 885-3000
Attn:	W. Brinkley Dickerson, Jr., Eric Koontz and Paul Davis Fancher
E-mail:	brink.dickerson@troutman.com
eric.koontz@troutman.com
paul.fancher@troutman.com

(b) If to the Commitment Party:

Osmium Partners, LLC
300 Drakes Landing Road #172
Greenbrae, CA 94904
Tel:	(415) 747-8698
Attn:	John H. Lewis
Email:	jl@osmiumpartners.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Tel:	(415) 439-1400
Fax:	(415) 439-1500
Attn:	Noah D. Boyens
Email:	noah.boyens@kirkland.com

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Tel:	(312) 862-2000
Fax:	(312) 862-2200
Attn:	Ryan Blaine Bennett and Heidi Hockberger
Email:	rbennett@kirkland.com
heidi.hockberger@kirkland.com

Morrison & Foerster LLP
425 Market Street
San Francisco, California 94105
Tel:	(415) 268-7000
Attn: Murray A. Indick
Email: MIndick@mofo.com

(o) 415-268-7000Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Commitment Party, other than an assignment by the Commitment Party expressly permitted by Section 2.3 or Section 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement.

(a) This Agreement (including the documents attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties will each continue in full force and effect.

(b) Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto), nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment Party under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO SUCH STATE’S CHOICE OF LAW PROVISIONS WHICH WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION. BY ITS EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES FOR ITSELF THAT ANY LEGAL ACTION, SUIT, OR PROCEEDING AGAINST IT WITH RESPECT TO ANY MATTER ARISING UNDER OR ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT RENDERED IN ANY SUCH ACTION, SUIT, OR PROCEEDING, MAY BE BROUGHT IN THE BANKRUPTCY COURT, AND BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH OF THE PARTIES IRREVOCABLY ACCEPTS AND SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF SUCH COURT, GENERALLY AND UNCONDITIONALLY, WITH RESPECT TO ANY SUCH ACTION, SUIT OR PROCEEDING. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Commitment Party; The terms and conditions of this Agreement (other than the conditions set forth in Section 7.1 and Section 7.3, the waiver of which shall be governed solely by Article VII) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Commitment Party only by a written instrument executed by the Commitment Party. Unless provided otherwise in this Agreement, no delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.11 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Party shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.11 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases.

Section 10.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.12 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

TUESDAY MORNING CORPORATION

By:	/s/ Steven R. Becker
Name:
Title:

[Signature page to Backstop Commitment Agreement]

OSMIUM PARTNERS, LLC

By:	/s/ John Lewis
Name:
Title:

[Signature page to Backstop Commitment Agreement]

Exhibit A

Rights Offering Procedures

Rights Offering Procedures

TUESDAY MORNING CORPORATION (THE “COMPANY”)

RIGHTS OFFERING PROCEDURES1

Each Rights Offering Share (as defined below) is being issued by the Debtors without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon (1) the exemption provided in Section 1145(a) of the Bankruptcy Code with respect to the Rights Offering Shares being offered in the Eligible Offeree Rights Offering (as defined below),2 and (2) the exemption provided in Section 4(a)(2) of the Securities Act with respect to the Rights Offering Shares being offered in the Section 4(a)(2) Rights Offering (as defined below). None of the Share Purchase Rights or the Rights Offering Shares issuable upon exercise of such rights distributed pursuant to these Rights Offering Procedures have been or will be registered under the Securities Act, nor any state or local law requiring registration for offer and sale of a security.

The Share Purchase Rights are not transferable, except as permitted by the Backstop Agreement (with respect to the Backstop Party) or as agreed to by the Company and the Backstop Party.

The Disclosure Statement (as defined below) has previously been distributed in connection with the Debtors’ solicitation of votes to accept or reject the Plan (as defined below) and that document sets forth important information, including risk factors, that should be carefully read and considered by each Eligible Offeree (as defined below) prior to making a decision to participate in the Rights Offerings.  Additional copies of the Disclosure Statement are available upon request from the Subscription Agent.

The Rights Offerings are being conducted by the Company on behalf of Reorganized Tuesday Morning Corporation in good faith and in compliance with the Bankruptcy Code. In accordance with Section 1125(e) of the Bankruptcy Code, a debtor or any of its agents that participate, in good faith and in compliance with the applicable provisions of the Bankruptcy Code, in the offer, issuance, sale, or purchase of a security offered or sold under the plan of the debtor, of an affiliate participating in a joint plan with the debtor, or of a newly organized successor to the debtor under the plan, is not liable, on account of such participation, for violation of any applicable law, rule, or regulation governing the offer, issuance, sale or purchase of securities.

1Terms used and not defined herein shall have the meaning assigned to them in the Second Amended Joint Plan of Reorganization of Tuesday Morning Corporation, et. al., Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended, modified, or supplemented from time to time, the “Plan”).

2 If the Aggregate Market Value (as defined in the Plan) of the Tuesday Morning Common Stock is less than $32 million as of the Effective Date, Tuesday Morning Corporation shall file a registration statement under the Securities Act with respect to the Eligible Offeree Rights Offering.

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Eligible Offerees should note the following times relating to the Rights Offerings:

Date	Calendar Date	Event
Record Date	[•],20[__]	The date and time fixed by the Company for the determination of the holders eligible to participate in the Rights Offerings.

Subscription Commencement Date	[•],20[__]	Commencement of the Rights Offerings.

Subscription Expiration Deadline	4:00 p.m. Central Time on [•], 2021[3]

The deadline for Eligible Offerees to subscribe for Rights Offering Shares. If an Eligible Offeree owns its Existing Common Stock through a broker, bank, commercial bank, trust company, dealer, or other agent or nominee (a “Nominee”), the Eligible Offeree’s applicable Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by the Eligible Offeree’s Nominee (as defined below) in sufficient time to allow such Nominee to deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

Eligible Offerees (other than the Backstop Party) must deliver the aggregate Purchase Price (as defined below) by the Subscription Expiration Deadline.

The Backstop Party must deliver the aggregate Purchase Price no later than the deadline specified in the Funding Notice (as defined below) in accordance with the terms of the  Backstop Agreement.

3 Shall be the 30th day after the Effective Date of the Plan, unless the Aggregate Market Value (as defined in the Plan) of the Tuesday Morning Common Stock is less than $32 million as of the Effective Date, in which case the Subscription Expiration Deadline shall be the 30th day after a registration statement has become effective under the Securities Act with respect to the Eligible Offeree Rights Offering.

2

To Eligible Offerees and Nominees of Eligible Offerees:

On November 15, 2020, the Debtors filed the Plan with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, and the Disclosure Statement in Support of the Second Amended Joint Plan of Reorganization of Tuesday Morning Corporation, et. al., Pursuant to Chapter 11 of the Bankruptcy Code (as may be amended from time to time in accordance with its terms, the “Disclosure Statement”). Pursuant to the Plan, each holder of an outstanding share of the Existing Common Stock as of the Rights Offering Record Date (each such holder, an “Eligible Offeree”) has a right to participate in the Eligible Offeree Rights Offering (as defined below), and the Backstop Party shall participate in the Section 4(a)(2) Rights Offering (as defined below), in each case, in accordance with the terms and conditions of these Rights Offering Procedures. The Eligible Offeree Rights Offering and the Section 4(a)(2) Rights Offering are collectively referred to herein as the “Rights Offerings”.

Pursuant to the Plan, in exchange for each outstanding share of the Existing Common Stock held by an Eligible Offeree as of the Rights Offering Record Date, the Eligible Offeree will receive (1) one share of the New Common Stock and (2) rights to subscribe for its pro rata portion of a rights offering of the New Common Stock in an aggregate amount of $24,000,000 (the “Eligible Offeree Rights Offering,” and such shares, the “Eligible Offeree Rights Offering Shares”), provided that it timely and properly executes and delivers its applicable Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent (in the case of Eligible Offerees that directly own the Existing Common Stock) or its Nominee (in the case of Eligible Offerees that hold their Existing Common Stock through a Nominee), as applicable, in advance of the Subscription Expiration Deadline. The pro rata portion of the $24,000,000 amount available to Eligible Offerees in the Eligible Offeree Rights Offering shall be calculated by dividing the number of shares of the Existing Common Stock held by an Eligible Offeree on the Rights Offering Record Date by the total number of shares of the Existing Common Stock outstanding on the Rights Offering Record Date. Each Nominee will receive a Master Subscription Form which it shall use to summarize the Share Purchase Rights exercised by each Eligible Offeree that timely returns the applicable properly filled out Beneficial Owner Offering Form(s) to such Nominee. Beneficial Owner Offering Forms should only be returned directly to the Subscription Agent if the Eligible Offeree is the direct holder of record on the books of the stock transfer registration books of Tuesday Morning Corporation and does not hold its Existing Common Stock through a Nominee.

Pursuant to the Plan, the Backstop Party will receive rights to subscribe for shares of the New Common Stock in an aggregate amount of $16,000,000 (the “Section 4(a)(2) Rights Offering,” and such shares, the “Base Section 4(a)(2) Rights Offering Shares”). Pursuant to the Backstop Agreement, the Backstop Party has agreed to purchase all of the Base Section 4(a)(2) Rights Offering Shares. To the extent that Eligible Offerees do not exercise all of the Share Purchase Rights on or prior to the expiration of the Eligible Offeree Rights Offering, the Backstop Party has agreed, pursuant to the Backstop Commitment, to purchase all of the shares of the Rights Offering Shares underlying the unpurchased shares (the “Backstop Shares”) and, together with the Base Section 4(a)(2) Rights Offering Shares, the “Section 4(a)(2) Rights Offering Shares”). The Eligible Offeree Rights Offering Shares and the Section 4(a)(2) Rights Offering Shares are referred to together as the “Rights Offering Shares”.

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Please note that for Eligible Offerees that hold their Existing Common Stock through a Nominee, all Beneficial Owner Offering Forms (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be returned to the applicable Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form and copies of all Beneficial Owner Offering Forms, and the accompanying IRS Forms prior to the Subscription Expiration Deadline. To the extent of any discrepancy between the Master Subscription Form and the Beneficial Owner Offering Form(s) regarding the Eligible Offeree’s holdings of the Existing Common Stock, the Master Subscription Form shall govern. While the amount of time necessary for a Nominee to process and deliver the Master Subscription Form to the Subscription Agent will vary from Nominee to Nominee, Eligible Offerees are urged to consult with their Nominees to determine the necessary deadline to return their Beneficial Owner Offering Forms. An Eligible Offeree that is the direct holder of record on the books of the stock transfer registration books of Tuesday Morning Corporation and does not hold its Existing Common Stock through a Nominee should deliver its Beneficial Owner Offering Form directly to the Subscription Agent. Failure to submit such Beneficial Owner Offering Forms on a timely basis will result in forfeiture of an Eligible Offeree’s rights to participate in the Eligible Offeree Rights Offering. None of the Company, the Subscription Agent or the Backstop Party will have any liability for any such failure.

No Eligible Offeree shall be entitled to participate in the Eligible Offeree Rights Offering unless the aggregate Purchase Price (as defined below) for the Rights Offering Shares it subscribes for is received by the Subscription Agent (i) in the case of an Eligible Offeree that is not the Backstop Party, by the Subscription Expiration Deadline, and (ii) in the case of the Backstop Party, no later than the deadline specified in a written notice (a “Funding Notice”) delivered by or on behalf of the Debtors to the Backstop Party in accordance with the Backstop Agreement (the “Backstop Funding Deadline”), provided that the Backstop Party may deposit its aggregate Purchase Price in the Escrow Account (as defined below), in accordance with the terms of the Backstop Agreement. No interest is payable on any advanced funding of the Purchase Price. If the Rights Offerings are terminated for any reason, the aggregate Purchase Price previously received by the Subscription Agent will be returned to Eligible Offerees and the Backstop Party, as applicable, as provided in Section 6 hereof. No interest will be paid on any returned Purchase Price. Any Eligible Offeree submitting payment via its Nominee must coordinate such payment with its Nominee in sufficient time to allow the Nominee to forward such payment to the Subscription Agent by the Subscription Expiration Deadline.

In order to participate in the Eligible Offeree Rights Offering, an Eligible Offeree must complete all of the steps outlined below. If all of the steps outlined below are not completed by the Subscription Expiration Deadline or the Backstop Funding Deadline, as applicable, an Eligible Offeree shall be deemed to have forever and irrevocably relinquished and waived its right to participate in the Eligible Offeree Rights Offering.

1. Rights Offerings

Eligible Offerees have the right, but not the obligation, to participate in the Eligible Offeree Rights Offering.

Eligible Offerees shall receive rights to subscribe for their pro rata portion of the Eligible Offeree Rights Offering Shares.

4

Subject to the terms and conditions set forth in the Plan and these Rights Offering Procedures, each Eligible Offeree is entitled to subscribe for its pro rata portion of Eligible Offeree Rights Offering Shares (calculated as described above) at a purchase price of $1.10 per share (the “Purchase Price”). Pursuant to the Backstop Agreement, the Backstop Party has agreed to purchase the Section 4(a)(2) Rights Offering Shares at the Purchase Price.

There will be no over-subscription privilege in the Rights Offerings. Any Eligible Offeree Rights Offering Shares that are unsubscribed by the Eligible Offerees entitled thereto will not be offered to other Eligible Offerees but will be purchased by the Backstop Party in accordance with the Backstop Agreement.

Any Eligible Offeree that subscribes for Eligible Offeree Rights Offering Shares and is deemed to be an “underwriter” under Section 1145(b) of the Bankruptcy Code will be subject to restrictions under the Securities Act on its ability to resell those securities. Resale restrictions are discussed in more detail in Article XVI of the Disclosure Statement, entitled “Securities Law Considerations.”

The securities to be issued to the Backstop Party pursuant to the Backstop Agreement shall be exempt from registration under Section 4(a)(2) under the Securities Act. As a result, such securities will be “restricted securities”. Pursuant to the Backstop Agreement, Tuesday Morning Corporation agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the securities acquired by the Backstop Party pursuant to the Backstop Agreement.

SUBJECT TO THE TERMS AND CONDITIONS OF THE RIGHTS OFFERING PROCEDURES AND THE BACKSTOP AGREEMENT IN THE CASE OF THE BACKSTOP PARTY, ALL SUBSCRIPTIONS SET FORTH IN THE APPLICABLE BENEFICIAL OWNER OFFERING FORM(S) ARE IRREVOCABLE.

2. Subscription Period

The Rights Offerings will commence on the Subscription Commencement Date and will expire at the Subscription Expiration Deadline. Each Eligible Offeree intending to purchase Eligible Offeree Rights Offering Shares in the Eligible Offeree Rights Offering must affirmatively elect to exercise its Share Purchase Rights in the manner set forth in the applicable Subscription Form by the Subscription Expiration Deadline.

Any exercise of Share Purchase Rights by an Eligible Offeree after the Subscription Expiration Deadline will not be allowed and any purported exercise received by the Subscription Agent after the Subscription Expiration Deadline, regardless of when the documents or payment relating to such exercise were sent, will not be honored, except that the Company shall have the discretion, with the consent of the Backstop Party, to allow any exercise of Share Purchase Rights in the Eligible Offeree Rights Offering after the Subscription Expiration Deadline.

The Subscription Expiration Deadline may be extended by the Company with the consent of the Backstop Party, or as required by law.

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3. Delivery of Subscription Documents

Each Eligible Offeree may exercise all or any portion of such Eligible Offeree’s Share Purchase Rights, but subject to the terms and conditions contained herein. In order to facilitate the exercise of the Share Purchase Rights, beginning on the Subscription Commencement Date, the applicable Subscription Form and these Rights Offering Procedures will be sent to each Eligible Offeree, together with appropriate instructions for the proper completion, due execution and timely delivery of the executed Subscription Form and the payment of the applicable aggregate Purchase Price for its Rights Offering Shares.

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4. Exercise of Share Purchase Rights

(a)	In order to validly exercise its Share Purchase Rights, each Eligible Offeree that is not the Backstop Party must:

i.	return duly completed and executed applicable Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent (if the Eligible Offeree directly owns its Existing Common Stock) or its Nominee (if the Eligible Offeree holds its Existing Common Stock through a Nominee), as applicable, so that, if applicable, such documents may be transmitted to the Subscription Agent by the Nominee, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.

(A) if the Eligible Offeree the direct holder of record of the Existing Common Stock on the books of the stock transfer registration books of Tuesday Morning Corporation, at the same time it returns its Beneficial Owner Offering Form(s) to the Subscription Agent, but in no event later than the Subscription Expiration Deadline pay the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in the applicable Beneficial Owner Offering Form(s); or

(B) if the Eligible Offeree holds its Existing Common Stock through a Nominee, at the same time it returns its Beneficial Owner Offering Form(s) to its Nominee, but in no event later than the Subscription Expiration Deadline, pay, or arrange for the payment by its Nominee of, the applicable Purchase Price to the Subscription Agent by wire transfer ONLY of immediately available funds in accordance with the instructions included in the applicable Beneficial Owner Offering Form(s).

(b)	The Backstop Party must:

i.	return duly completed and executed applicable Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) to the Subscription Agent or its Nominee, as applicable so that, if applicable, such documents may be transmitted to the Subscription Agent by the Nominee, so that such documents are actually received by the Subscription Agent by the Subscription Expiration Deadline; and

ii.	no later than the Backstop Funding Deadline, pay the applicable Purchase Price to the Subscription Agent or to the escrow account established and maintained by a third party satisfactory to the Backstop Party and the Company (the “Escrow Account”)[4] by wire transfer ONLY of immediately available funds in accordance with the wire instructions included in the Funding Notice.

THE BACKSTOP PARTY MUST PAY ITS PURCHASE PRICE DIRECTLY TO THE SUBSCRIPTION AGENT OR TO THE ESCROW ACCOUNT, AS APPLICABLE, AND SHOULD NOT PAY ITS NOMINEE(S).

4 The Company and the Backstop Party to select an escrow agent prior to the launch of the Rights Offerings.

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(c)	With respect to 4(a) and (b) above for an Eligible Offeree that hold its Existing Common Stock through a Nominee, such Eligible Offeree must duly complete, execute and return the applicable Beneficial Owner Offering Form(s) in accordance with the instructions herein to its Nominee in sufficient time to allow its Nominee to process its instructions and deliver to the Subscription Agent the Master Subscription Form, its completed Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable), and, solely with respect to the Eligible Offerees that are not the Backstop Party, payment of the applicable Purchase Price, payable for the Rights Offering Shares elected to be purchased by such Eligible Offeree, by the Subscription Expiration Deadline. The Backstop Party must deliver its payment of the Purchase Price payable for the Section 4(a)(2) Rights Offering Shares to be purchased by the Backstop Party directly to the Subscription Agent or to the Escrow Account, as applicable, no later than the Backstop Funding Deadline.

(d)	In the event that the funds received by the Subscription Agent or the Escrow Account, as applicable, from any Eligible Offeree do not correspond to the Purchase Price payable for the Rights Offering Shares elected to be purchased by such Eligible Offeree, the number of the Rights Offering Shares deemed to be purchased by such Eligible Offeree will be the lesser of (a) the number of the Rights Offering Shares elected to be purchased by such Eligible Offeree and (b) a number of the Rights Offering Shares determined by dividing the amount of the funds received by the Purchase Price, in each case up to such Eligible Offeree’s pro rata portion of Rights Offering Shares.

(e)	The cash paid to the Subscription Agent in accordance with these Rights Offering Procedures will be deposited and held by the Subscription Agent in a segregated account until released to the Debtors in connection with the settlement of the Rights Offerings on the date of closing of the Rights Offerings (the “Closing Date”). The Subscription Agent may not use such cash for any other purpose prior to the Closing Date and may not encumber or permit such cash to be encumbered with any lien or similar encumbrance. The cash held by the Subscription Agent hereunder shall not be deemed part of the Debtors’ bankruptcy estates.

5. Transfer Restriction; Revocation

The Share Purchase Rights are not transferable, except as permitted by the Backstop Agreement (with respect to the Backstop Party) or as agreed to by the Company and the Backstop Party. If any Share Purchase Rights are transferred by an Eligible Offeree in contravention of the foregoing, the Share Purchase Rights will be cancelled, and neither such Eligible Offeree nor the purported transferee will receive any Rights Offering Shares otherwise purchasable on account of such transferred Share Purchase Rights. Any Existing Common Stock traded after the Rights Offering Record Date will not be traded with the Share Purchase Rights attached.

Once an Eligible Offeree has properly exercised its Share Purchase Rights, subject to the terms and conditions contained in these Rights Offering Procedures and the Backstop Agreement in the case of the Backstop Party, such exercise will be irrevocable.

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6. Termination/Return of Payment

Unless the Closing Date has occurred, the Rights Offerings will be deemed automatically terminated without any action of any party upon the termination of the Backstop Agreement in accordance with its terms. In the event the Rights Offerings are terminated, any payments received pursuant to these Rights Offering Procedures will be returned, without interest, to the applicable Eligible Offeree and the Backstop Party, as applicable, as soon as reasonably practicable, but in any event, within six (6) Business Days after the date of termination.

7. Settlement of the Rights Offerings and Distribution of the Rights Offering Shares

The settlement of the Rights Offerings is conditioned on compliance by the Debtors with these Rights Offering Procedures. The Debtors intend that the Rights Offering Shares will be issued to the Eligible Offerees and/or to any party that an Eligible Offeree so designates in the Beneficial Owner Offering Form(s), in book-entry form, and that DTC, or its nominee, will be the holder of record of such Rights Offering Shares. To the extent DTC is unwilling or unable to make the Rights Offering Shares eligible on the DTC system, the Rights Offering Shares will be issued directly to the Eligible Offeree or its designee.

8. Fractional Shares

No fractional rights or Rights Offering Shares will be issued in the Rights Offerings. All share allocations (including each Eligible Offeree’s Rights Offering Shares) will be calculated and rounded down to the nearest whole share.

9. Validity of Exercise of Share Purchase Rights

All questions concerning the timeliness, viability, form and eligibility of any exercise of Share Purchase Rights will be determined in good faith by the Debtors in consultation with the Backstop Party, and, if necessary, subject to a final and binding determination by the Bankruptcy Court. The Debtor, with the consent of the Backstop Party, may waive or reject any defect or irregularity in, or permit such defect or irregularity to be corrected within such time as they may determine in good faith, the purported exercise of any Share Purchase Rights. Subscription Forms will be deemed not to have been received or accepted until all irregularities have been waived or cured within such time as the Debtors determine in good faith in consultation with the Backstop Party.

Before exercising any Share Purchase Rights, Eligible Offerees should read the Disclosure Statement and the Plan for information relating to the Debtors and the risk factors to be considered.

All calculations, including, to the extent applicable, the calculation of any Eligible Offerees Rights Offering Shares, shall be made in good faith by the Company with the consent of the Backstop Party, and any disputes regarding such calculations shall be subject to a final and binding determination by the Bankruptcy Court.

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10. Modification of Procedures

With the prior written consent of the Backstop Party, the Debtors reserve the right to modify these Rights Offering Procedures, or adopt additional procedures consistent with these Rights Offering Procedures to effectuate the Rights Offerings and to issue the Rights Offering Shares, provided, however, that the Debtors shall provide prompt written notice to each Eligible Offeree of any material modification to these Rights Offering Procedures made after the Subscription Commencement Date, provided further that any amendments or modifications to the terms of the Rights Offerings are subject to the provisions of the Backstop Agreement. In so doing, and subject to the consent of the Backstop Party, the Debtors may execute and enter into agreements and take further action that the Debtors determine in good faith is necessary and appropriate to effectuate and implement the Rights Offerings and the issuance of the Rights Offering Shares.

The Debtors shall undertake reasonable procedures to confirm that each participant in the Rights Offerings is in fact an Eligible Offeree.

11. Inquiries and Transmittal of Documents; Subscription Agent

The Rights Offering Instructions for Eligible Offerees attached hereto should be carefully read and strictly followed by the Eligible Offerees.

Questions relating to the Rights Offerings should be directed to the Subscription Agent via email to TuesdayMorningInfo@epiqglobal.com (please reference “Tuesday Morning Rights Offering” in the subject line) or at the following phone number: (855) 917-3492 (Toll Free U.S.) or (503) 520-4423 (Non U.S.).

The risk of non-delivery of all documents and payments to the Subscription Agent, the Escrow Account and any Nominee is on the Eligible Offeree electing to exercise its Share Purchase Rights and not the Debtors, the Subscription Agent, or the Backstop Party.

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TUESDAY MORNING CORPORATION

RIGHTS OFFERING INSTRUCTIONS FOR ELIGIBLE OFFEREES

Terms used and not defined herein shall have the meaning assigned to them in the Plan.

To elect to participate in the Eligible Offeree Rights Offering, you must follow the instructions set out below:

1.	Insert the number of shares of the Existing Common Stock that you held as of the Rights Offering Record Date in Item 1 of your applicable Beneficial Owner Offering Form(s) (if you hold your Existing Common Stock through a Nominee and do not know such amount, please contact your Nominee immediately).

2.	Complete the calculation in Item 2a of your applicable Beneficial Owner Offering Form(s), which calculates the maximum number of Rights Offering Shares available for you to purchase. Such amount must be rounded down to the nearest whole share.

3.	Complete the calculation in Item 2b of your applicable Beneficial Owner Offering Form(s) to indicate the number of Rights Offering Shares that you elect to purchase and calculate the aggregate Purchase Price for the Rights Offering Shares that you elect to purchase.

4.	Confirm whether you are the Backstop Party pursuant to the representation in Item 3 of your applicable Beneficial Owner Offering Form(s). (This section is only for the Backstop Party).

5.	Read, complete and sign the certification in Item 5 of your applicable Beneficial Owner Offering Form(s). Such execution shall indicate your acceptance and approval of the terms and conditions set forth in these Rights Offering Procedures.

6.	Read, complete and sign an IRS Form W-9 if you are a U.S. person. If you are a non-U.S. person, read, complete and sign an appropriate IRS Form W-8. These forms may be obtained from the IRS at its website: www.irs.gov.

7.

Return your applicable signed Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable):

(A) if you are the direct holder of record of the Existing Common Stock on the books of the stock transfer registration books of Tuesday Morning Corporation, to the Subscription Agent by the Subscription Expiration Deadline; or

(B) if you hold your Existing Common Stock through a Nominee, to your Nominee in sufficient time to allow your Nominee to process your instructions and prepare and deliver the Master Subscription Form to the Subscription Agent by the Subscription Expiration Deadline.

8.	Arrange for full payment of the aggregate Purchase Price by wire transfer of immediately available funds, calculated in accordance with Item 2b of your applicable Beneficial Owner Offering Form(s) by the Subscription Expiration Deadline. For an Eligible Offeree that is not the Backstop Party and that holds its Existing Common Stock through a Nominee, please instruct your Nominee to coordinate payment of the Purchase Price and transmit and deliver such payment to the Subscription Agent by the Subscription Expiration Deadline. The Backstop Party should follow the payment instructions that will be provided in the Funding Notice, except to the extent of any aggregate Purchase Price previously paid by such Eligible Offeree to the Subscription Agent or the Escrow Account in accordance with the terms of the Backstop Agreement.

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The Subscription Expiration Deadline is 4:00 p.m. Central Time on [•], 2021.

If you are the direct holder of record of the Existing Common Stock on the books of the stock transfer registration books of Tuesday Morning Corporation, please note that your Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by your Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent, by the Subscription Expiration Deadline, along with the appropriate funding (with respect to Eligible Offerees that are not the Backstop Party) or the subscription represented by your applicable Beneficial Owner Offering Form(s) will not be counted and you will be deemed forever to have relinquished and waived your right to participate in the Eligible Offeree Rights Offering.

If you hold your Existing Common Stock through a Nominee, please note that the Beneficial Owner Offering Form(s) (with accompanying IRS Form W-9 or appropriate IRS Form W-8, as applicable) must be received by your Nominee in sufficient time to allow such Nominee to process and deliver the Master Subscription Form to the Subscription Agent, by the Subscription Expiration Deadline, along with the appropriate funding (with respect to Eligible Offerees that are not the Backstop Party) or the subscription represented by your applicable Beneficial Owner Offering Form(s) will not be counted and you will be deemed forever to have relinquished and waived your right to participate in the Eligible Offeree Rights Offering.

The Backstop Party must deliver the appropriate funding directly to the Subscription Agent or to the Escrow Account, as applicable, pursuant to the Funding Notice (except to the extent of any funding previously provided by the Backstop Party to the Subscription Agent or the Escrow Account in accordance with the terms of the Backstop Agreement) no later than the Backstop Funding Deadline.

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Exhibit B

Form of Tranfer Notice

TRANSFER NOTICE

[●], 20[ ]

BY EMAIL

Tuesday Morning Corporation 6250 LBJ Freeway

Dallas, TX 75240

Attn: Steven Becker and Bridgett Zeterberg

E-mail address: sbecker@tuesdaymorning.com; bzeterberg@tuesdaymorning.com with copies to:

Haynes and Boone LLP

2323 Victory Avenue, Suite 700

Dallas, TX 75219

Attn: Ian T. Peck, Jarom J. Yates, and Jordan E. Chavez

E-mail addresses: ian.peck@haynesboone.com; jarom.yates@haynesboone.com;

 jordan.chavez@haynesboone.com

Kirkland & Ellis LLP
610 Lexington Avenue
New York, NY 10022
601 Lexington Avenue

New York, New York 10022,

Attn: Heidi Hockberger, Ryan Bennett, Noah Boyens, and Joshua Korff

E-mail addresses: heidi.hockberger@kirkland.com; rbennett@kirkland.com;

 nboyens@kirkland.com; jkorff@kirkland.com

Ladies and Gentlemen:

Re: Transfer Notice Under Backstop Commitment Agreement

Reference is hereby made to that certain Backstop Commitment Agreement, dated as of November [ ], 2020 (the “Backstop Commitment Agreement”), by and between the Debtors and the Commitment Parties thereto. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Backstop Commitment Agreement.

The purpose of this notice (“Notice”) is to advise you, pursuant to Section 2.6 of the Backstop Commitment Agreement, of the proposed transfer by [●] (“Transferor”) to [●] (“Transferee”) of a Backstop Commitment representing [●]% of the aggregate Backstop Commitment of all Commitment Parties as of the date hereof, which represents $[●] of the Transferor’s Backstop Commitment (or [●]% of the aggregate Backstop Commitment of all Commitment Parties). [Transferee is not currently a party to the Backstop Commitment Letter.][OR][The Transferee represents to the Debtors and the Transferor that it is a Commitment Party under the Backstop Commitment Agreement.]

[By signing this Notice below, Transferee represents to the Debtors and the Transferor that it will execute and deliver a joinder to the Backstop Commitment Agreement.] [In addition, by countersigning this Notice, the Debtors consent to the transfer described in the Notice.]

This Notice shall serve as a transfer notice in accordance with the terms of the Backstop Commitment Agreement. Please acknowledge receipt of this Notice delivered in accordance with Section 2.6 of the Backstop Commitment Agreement and your consent by returning a countersigned copy of this Notice to Haynes and Boone LLP via the contact information set forth above.

TRANSFEROR:

[●]

By:
Name:
Title:

TRANSFEREE:

[●]

By:
Name:
Title:

Acknowledged and agreed to by and on behalf of the Debtors:

TUESDAY MORNING CORPORATION, as a Debtor

By:
Name:
Title: